Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to incorporation by reference in this Registration Statement of Agrify Corporation and Subsidiaries on Form S-3 of our report dated March 31, 2022 with respect to our audits of the consolidated financial statements of Agrify Corporation and Subsidiaries as of December 31, 2021 and 2020 and for the two years in the period ended December 31, 2021, which report appears in the Annual Report on Form 10-K of Agrify Corporation for the fiscal year ended December 31, 2021. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Melville, NY

May 19, 2022